Exhibit 2.3

DESCRIPTION OF SECURITIES

The following description of the capital stock of Mynaric AG (“us,” “our,” “we” or the “Company”) is a summary of the rights of our ordinary shares and certain provisions of our articles of association in effect as of August 16, 2022. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of association previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.3 is a part, as well as to the applicable provisions of German legislation on stock corporations. We encourage you to read our articles of association and applicable German legislation on stock corporations carefully.

Share Capital

As of August 16, 2022 our share capital as registered in the commercial register amounts to €5,668,391.00, which is divided into 5,668,391 ordinary registered shares (auf den Namen lautende Aktien). All shares are shares with no par-value (Stückaktien ohne Nennbetrag) with a notional amount attributable to each ordinary share of €1.00.

On April 27, 2023, we applied to the commercial register (Handelsregister) for the registration of the capital increase under the equity investment entered into on April 25, 2023. Upon registration in the register and effectiveness of the capital increase, our share capital will amount to 6,233,615.00, divided into 6,233,615 ordinary registered shares with no par-value. Correspondingly, our Authorized Capital 2022/I (as described below) pursuant to section 4 para. 3 of our articles of association, will decrease to 1,589,456.00 and 1,589,456 new bearer or registered shares with no par-value may be issued against contributions in cash and/or in kind under this authorization.

General Information on Capital Measures

Pursuant to our articles of association, an increase of our share capital generally requires a resolution passed at our shareholders’ meeting with both a simple majority of the share capital represented at the relevant shareholders’ meeting and a simple majority of the votes cast.

Our shareholders’ meeting may also resolve to create so-called authorized share capital (genehmigtes Kapital), authorizing our management board to increase our registered share capital with the consent of our supervisory board within a period of five years by issuing shares for a certain total amount up to the authorized capital amount. Authorized capital is a German law concept that allows us to issue shares without going through the process of obtaining an additional shareholders’ resolution. The shareholders’ authorization becomes effective upon registration in the commercial register (Handelsregister) and may extend for a period of no more than five years thereafter. The aggregate nominal amount of the authorized capital created by the shareholders may not exceed one half of the share capital existing at the time of registration of the authorized capital with the commercial register.

Furthermore, our shareholders may resolve to amend or create conditional capital (bedingtes Kapital). However, they may do so only to issue conversion or subscription rights to holders of convertible bonds, in preparation for a merger with another company or to issue subscription rights to employees and members of the management of our company or of an affiliated company. According to German law, the aggregate nominal amount of the conditional capital resolved at the shareholders’ meeting may not exceed one half of the share capital existing at the time of the shareholders’ meeting adopting such resolution. The aggregate nominal amount of the conditional capital resolved for the purpose of granting subscription rights to employees and members of the management of our Company or of an affiliated company may not exceed 10% of the share capital existing at the time of the shareholders’ meeting adopting such resolution.

According to German law, any resolution pertaining to the creation of authorized or conditional capital requires the vote of at least three quarters of the share capital represented at the relevant shareholders’ meeting and a simple majority of the votes cast.

The shareholders may also resolve to increase the share capital from own resources (Kapitalerhöhung aus Gesellschaftsmitteln) by converting capital reserves and profit reserves into registered share capital. Pursuant to our articles of association, any resolution pertaining to an increase in share capital from own resources requires the vote of a simple majority of the share capital represented at the relevant shareholders’ meeting and a simple majority of the votes cast.

All shares issued by the Company are fully paid in (meaning that shareholders are not liable to the Company to pay in any further amount in relation to their existing shares). Any resolution relating to a reduction of our share capital requires the vote of at least three quarters of the share capital represented at the relevant shareholders’ meeting as well as a simple majority of the votes cast according to German law.

Authorized Capital

Under the German Stock Corporation Act (Aktiengesetz), a stock corporation’s shareholders’ meeting can authorize the management board to, with the consent of the supervisory board, issue shares in a specified aggregate nominal amount of up to 50% of the issued share capital of such company at the time the resolution becomes effective. The shareholders’ authorization becomes effective upon registration in the commercial register (Handelsregister) and may extend for a period of no more than five years thereafter. Our authorized capital is summarized below.

As of the date of this Annual Report, our articles of association provide for the following authorized capital:

Authorized Capital 2021/II

Pursuant to section 4 para. 8 of our articles of association, the management board is authorized until May 13, 2026, subject to the consent of the supervisory board, to increase, once or repeatedly, our share capital by up to a total of €188,498.00 through the issuance of up to 188,498 new bearer or registered shares with no par-value against contributions in cash and/or in kind, including claims against us (the “Authorized Capital 2021/II”). The subscription rights of the shareholders are excluded. The Authorized Capital 2021/II serves to fulfill claims under our restricted stock unit (“RSU”) Program. The shares that will be created from the Authorized Capital 2021/II may only be issued for this purpose. A capital increase may be implemented only to the extent that the holders of claims under the RSU Program exercise their rights, and we decide, in our discretion, to settle the claims, totally or partially, with shares.

The issue amount of each new share must be at least €1.00 per share and may be paid in cash or in kind, including claims against us. The management board, with the consent of the supervisory board, is authorized to determine any further details regarding the capital increase and its implementation, including the determination of the profit participation with respect to the new shares which may, in deviation from Section 60 para. 2 of the German Stock Corporation Act, also include profit participation for the previous financial year. The supervisory board is authorized to adjust the wording of the articles of association accordingly after the utilization of the Authorized Capital 2021/II or upon expiry of the period for the utilization of the Authorized Capital 2021/II.

Authorized Capital 2022/I

Pursuant to section 4 para. 3 of our articles of association, the management board is authorized until July 13, 2027, subject to the consent of the supervisory board, to increase, once or repeatedly, our share capital by up to a total of €2,154,680.00 through the issuance of up to 2,154,680 new bearer or registered shares with no par-value against contributions in cash and/or in kind, including claims against us (the “Authorized Capital 2022/I”).

In principle, the shareholders are to be granted subscription rights. The shares may be subscribed by one or more credit institutions(s) or one or several enterprise(s) operating pursuant to Section 53 para. 1 sentence 1 or Section 53b para. 1 sentence 1 or para. 7 of the German Banking Act (Gesetz über das Kreditwesen) with the obligation to offer the shares to our shareholders pursuant to Section 186 para. 5 of the German Stock Corporation Act (so-called indirect subscription right). With the consent of the supervisory board, our management board is authorized to exclude the subscription rights in the following circumstances:

•	to the extent required to avoid fractional amounts;

•

in the event of a capital increase against contributions in kind, in particular in the context of business combinations or for the (also indirect) acquisition of companies, operations, parts of companies, equity interests or other assets or entitlements to the acquisition of assets, including claims against the Company or its group companies;

•

if a capital increase against cash contributions does not exceed 10% of the share capital either at the time this authorization becomes effective or – if this amount is lower – at the time this authorization is exercised, and the issue price of the new shares is not significantly lower than the stock market price (section 186 para. 3 sentence 4 of the German Stock Corporation Act); the stock exchange price shall also be deemed to be the price of an American Depositary Share (“ADS”) listed on the New York Stock Exchange or on the NASDAQ stock exchange multiplied by the number of ADSs representing one share; if the Company’s share is listed on the Xetra system of the Frankfurt Stock Exchange (or a functionally comparable successor system replacing the Xetra system) and, at the same time, ADSs of the Company are listed on the New York Stock Exchange or on the NASDAQ Stock Exchange, the Company shall choose which of these stock exchange prices shall be decisive.

The management board is authorized, with the consent of the supervisory board, to determine the further details of the capital increase and the terms and conditions of the issuance of shares; this also includes the determination of the dividend entitlement of the new shares, which, in derogation of section 60 para. 2 of the German Stock Corporation Act, may also be determined for a financial year which has already expired if, at the time of the issuance of the new shares, a resolution by the general meeting on the appropriation of profits for this financial year has not yet been adopted. The supervisory board is authorized to amend section 4 of the articles of association after the full or partial implementation of the capital increase in accordance with the respective utilization of the authorized capital and after expiry of the authorization period.

Authorized Capital 2022/II

Pursuant to section 4 para. 12 of our articles of association, the management board is authorized, with the consent of the supervisory board, to increase our share capital in the period up to and including July 31, 2027 by up to EUR 262,147.00 on one or more occasions by issuing up to 262,147 new no-par value bearer or registered shares against contribution in cash and/or in kind (the “Authorized Capital 2022/II”).

The shareholders’ subscription rights are excluded. The Authorized Capital 2022/II serves to deliver shares of the Company to fulfil claims under our RSU Program to selected employees of the Company and its affiliated companies in accordance with the RSU Program in return for the contribution of the respective payment claims arising under the RSUs.

The issue price of the new shares may be paid in cash and/or in kind, in particular also by contributing claims against the Company under the RSU Program. The management board is authorized, with the consent of the supervisory board, to determine the further details of the capital increase and its implementation; this also includes the determination of the dividend entitlement of the new shares, which, in deviation from section 60 para. 2 AktG, may also be determined for a financial year that has already expired if, at the time of the issuance of the new shares, a resolution by the general meeting on the appropriation of profits for this financial year has not yet been adopted.

The management board is authorized, with the consent of the supervisory board, to determine the further details of the capital increase and the terms and conditions of the share issuance. This authorization also already covers the issue of RSUs. The supervisory board is authorized to amend section 4 of the articles of association after full or partial implementation of the capital increase in accordance with the respective utilization of the authorized capital and after expiry of the authorization period.

Conditional Capital

As of the date of this Annual Report, our articles of association provide for the following conditional capital:

Conditional Capital 2019

Pursuant to section 4 para. 5 of our articles of association, our share capital is conditionally increased by up to €270,000.00 through the issuance of up to 270,000 new bearer or registered shares with no par-value (“Conditional Capital 2019”). The Conditional Capital 2019 serves exclusively for the issuance of shares upon the exercise of stock options under our 2019 Plan. The new shares will be issued at the issue price to be determined in accordance with the 2019 Plan. The conditional capital increase will only be implemented (i) to the extent that the holders of stock options under the 2019 Plan exercise their option rights pursuant to the 2019 Plan, and (ii) we, in our full discretion, do not choose to settle the claims with treasury shares or in cash. The new shares are entitled to dividends (if declared) from the beginning of the financial year in which they are issued and for all subsequent financial years. The management board is authorized to determine the further details of the implementation of the conditional capital increase under the Conditional Capital 2019. The supervisory board is authorized to amend our articles of association accordingly after the respective utilization of the Conditional Capital 2019 and upon expiration of all option or conversion periods.

Conditional Capital 2020/I

Pursuant to section 4 para. 6 of our articles of association, our share capital is conditionally increased by up to €34,473.00 through the issuance of up to 34,473 new bearer or registered shares with no par-value (“Conditional Capital 2020/I”). The Conditional Capital 2020/I serves exclusively for the issuance of shares on the exercise of stock options under our 2020 Plan. The new shares will be issued at the issue price to be determined in accordance with the 2020 Plan. The conditional capital increase will only be implemented (i) to the extent that the holders of stock options under the 2020 Plan exercise their option rights pursuant to the 2020 Plan, and (ii) we, in our full discretion, do not choose to settle the claims with treasury shares or in cash. The new shares are entitled to dividends (if declared) from the beginning of the financial year in which they are issued and for all subsequent financial years. The management board is authorized to determine the further details of the implementation of the conditional capital increase under the Conditional Capital 2020/I. The supervisory board is authorized to amend our articles of association accordingly after the respective utilization of the Conditional Capital 2020/I and upon expiration of all option or conversion periods.

Conditional Capital 2020/II

Pursuant to section 4 para. 7 of our articles of association, our share capital is conditionally increased by up to €1,179,679.00 through issuance of up to 1,179,679 new bearer or registered shares with no par-value (“Conditional Capital 2020/II”). The Conditional Capital 2020/II serves for the issuance of shares upon the exercise of conversion or option rights associated with the fulfilment of conversion or option obligations to the holders of convertible bonds, options, profit rights and/or profit bonds (or respective combinations of these instruments) (together “Bonds”) issued on the basis of the authorizing resolution of the shareholders’ meeting of June 12, 2020. The new shares are issued on the basis of the conversion or option price to be determined in accordance with the authorizing resolution of the shareholders’ meeting of June 12, 2020. The conditional capital increase will only be implemented (i) to the extent that the holders or creditors of Bonds which are issued by the Company on the basis of the authorizing resolution of the shareholders’ meeting of June 12, 2020 until June 11, 2025, exercise their conversion or option rights to satisfy the conversion or option obligations under such Bonds, or (ii) to the extent the Company issues shares instead of paying the amount due as well as to the extent the conversion or option rights and their respective conversion or option obligations are not serviced by treasury shares but rather by shares from authorized capital or other consideration. The new shares are entitled to dividends (if declared) from the beginning of the financial year in which they are issued and for all subsequent financial years. The management board is authorized to determine the further details of the implementation of the conditional capital increase under the Conditional Capital 2020/II. The supervisory board is authorized to amend our articles of association accordingly after the respective utilization of the Conditional Capital 2020/II and upon expiration of all option or conversion periods.

Conditional Capital 2021/II

Pursuant to section 4 para. 10 of our articles of association, our share capital is conditionally increased by up to €103,321.00 through the issuance of up to 103,321 new bearer or registered shares with no par-value (“Conditional Capital 2021/II”). The Conditional Capital 2021/II serves exclusively for the issuance of shares upon the exercise of stock options by the members of our management board, as specified in the 2021 Plan. The shares will be issued at the issue price set forth in the 2021 Plan. The conditional capital increase will only be implemented (i) to the extent that the holders of stock options under the 2021 Plan exercise their option rights pursuant to the 2021 Plan, and (ii) we, in our full discretion, do not choose to settle the claims with treasury shares or in cash. The new no-par value bearer shares will be entitled to dividends (if declared) from the beginning of the financial year in which they are issued. The supervisory board is authorized to determine the further details of the implementation of the conditional capital increase under the Conditional Capital 2021/II and to adjust our articles of association accordingly after the respective utilization of the Conditional Capital 2021/II and upon expiration of all option or conversion periods.

Conditional Capital 2022/I

Pursuant to section 4 para. 9 of our articles of association, our share capital is conditionally increased by up to €917,501.00 through issuance of up to 917,501 new bearer or registered shares with no par-value (“Conditional Capital 2022/I”). The Conditional Capital 2022/I serves for the issuance of shares upon the exercise of conversion or option rights associated with the fulfilment of conversion or option obligations to the holders of Bonds issued on the basis of the authorizing resolution of the shareholders’ meeting of July 14, 2022. The new shares are issued on the basis of the conversion or option price to be determined in accordance with the authorizing resolution of the shareholders’ meeting of July 14, 2022. The conditional capital increase will only be implemented (i) to the extent that the holders or creditors of Bonds which are issued by the Company on the basis of the authorizing resolution of the shareholders’ meeting of July 14, 2022 until of July 13, 2027, exercise their conversion or option rights to satisfy the conversion or option obligations under such Bonds, or (ii) to the extent the Company issues shares instead of paying the amount due as well as to the extent the conversion or option rights and their respective conversion or option obligations are not serviced by treasury shares but rather by shares from authorized capital or other consideration. The new shares are entitled to dividends (if declared) from the beginning of the financial year in which they are issued and for all subsequent financial years. The management board is authorized to determine the further details of the implementation of the conditional capital increase under the Conditional Capital 2022/I. The supervisory board is authorized to adjust our articles of association accordingly after the respective utilization of the Conditional Capital 2022/I and upon expiration of all option or conversion periods.

Conditional Capital 2022/II

Pursuant to Section 4 para. 11 of our articles of association, the share capital of the Company is conditionally increased by up to EUR 115,000.00 by issuing up to 115,000 new bearer or registered shares with no par-value (“Conditional Capital 2022/II”). The conditional capital increase serves exclusively to grant subscription rights to shares (stock options) to members of the management board of the Company granted on the basis of the authorization of the annual general meeting on July 14, 2022. The shares will be issued at the issue price specified in the authorization. The conditional capital increase will only be implemented to the extent that subscription rights are exercised and the Company does not grant treasury shares or a cash payment to fulfill the subscription rights. The new shares shall carry dividend rights from the beginning of the financial year for which, at the time the subscription right is exercised, no resolution has yet been passed by the general meeting on the appropriation of net retained profits. The supervisory board of the Company is authorized to determine the further details of the conditional capital increase and its implementation. The supervisory board is also authorized to amend the wording of the articles of association in each case to reflect the issue of subscription shares.

Subscription Rights

According to the German Stock Corporation Act, every shareholder is generally entitled to subscription rights (commonly known as preemptive rights) with respect to any new shares issued within the framework of a capital increase, including convertible bonds, bonds with warrants, profit sharing rights or income bonds, in proportion to the number of shares the shareholder holds in the corporation’s existing share capital. Under German law, these rights do not apply to shares issued out of conditional capital. A minimum subscription period of two weeks must be provided for the exercise of such subscription rights.

Under German law, the shareholders’ meeting may pass a resolution excluding subscription rights if at least three quarters of the share capital represented adopts the resolution. To exclude subscription rights, the management board must also make a report available to the shareholders justifying the exclusion and demonstrating that the company’s interest in excluding the subscription rights outweighs the shareholders’ interest in having them. Such justification may be subject to judicial review. Accordingly, under German law, the exclusion of subscription rights upon the issuance of new shares is permitted, in particular, if we increase the share capital against cash contributions, if the amount of the capital increase does not exceed 10% of the existing share capital and the issue price of the new shares is not significantly lower than the market price of our shares (for this purpose, the market price may also be considered the market price of an ADS listed on the NYSE or the Nasdaq divided by the number of our shares or the fraction of one of our shares represented by an ADS, as the case may be). If our shares are listed on the XETRA trading system (or a comparable successor system) of the Frankfurt Stock Exchange and, at the same time, ADSs representing our shares are listed on the NYSE or the Nasdaq, we may choose which of the exchange prices shall be relevant for purposes of determining the market price. Other cases in which the exclusion of the shareholders’ subscription rights is generally deemed acceptable under German law are exclusions for the purpose of introducing shares of the Company on a foreign stock exchange, for the purpose of excluding fractional amounts resulting from the subscription ratio from the statutory subscription rights of the shareholders, for the purpose of fulfilling claims of beneficiaries of option programs or in the case of increases of share capital against contributions in kind, such as for the acquisition of companies or other assets.

Form, Certification and Transferability of the Shares

The form and content of our global share certificates, any dividend certificates, renewal certificates and interest coupons are determined by our management board with the approval of our supervisory board. A shareholder’s right to certification of its shares is excluded, to the extent permitted by law and to the extent that certification is not required by the stock exchange on which the shares are admitted to trading. We have issued global share certificates that represent multiple or all of our shares.

Pursuant to the cross-sectoral examination in Section 55 et seq. of the German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung, “AWV”), the Federal Ministry for Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie, “BMWi”) may prohibit or restrict the acquisition of our shares or ADSs by a foreign acquirer (i.e., an investor that is resident or based outside the European Union (Unionsfremder)) if it endangers the public order or the security of Germany. According to an amendment to the AWV (the “AWV Amendment”), which came into force on May 1, 2021, statutory notification requirements apply, inter alia, to any acquisition by a foreign acquirer of 20% or more of the voting rights of a company that develops or manufactures, among other things, goods intended for use in space or for use in space infrastructure systems as well as goods specifically required for the operation of laser communication networks, including the Company. If grounds for an objection exist, the BMWi may prohibit the direct acquirer of the ADSs from making such an acquisition within two months of the receipt of the approval request in writing or issue instructions in order to ensure the public order or security in Germany.

Our shares are freely transferable under German law (subject to the AWV Amendment), with the transfer of ownership governed by the rules of the relevant clearing system.

Our articles of association do not include any provisions that would have a direct effect of delaying, deferring or preventing a change of control. However, in the event of a hostile takeover, we could use our authorized capital to increase our share capital to issue new shares to an investor at a premium. See “—Authorized Capital.” An increase in the number of shares outstanding could have a negative effect on a party’s ability to carry out a hostile takeover.

Shareholders’ Meetings, Resolutions and Voting Rights

Pursuant to our articles of association, shareholders’ meetings may be held at our registered seat, at the seat of a German stock exchange or in a German city with a population of more than 500,000. In general, shareholders’ meetings are convened by our management board. Separately, the supervisory board is required to convene a shareholders’ meeting in cases where this is required as a matter of statutory law (i.e., if calling the meeting is in the best interest of our Company). In addition, shareholders who, individually or as a group, own at least 5% of our share capital may request that our management board convene a shareholders’ meeting. If our management board does not convene a shareholders’ meeting upon such a request, the shareholders may petition in German court for authorization to convene a shareholders’ meeting.

Pursuant to our articles of association, the convening notice for a shareholders’ meeting must be made public at least 36 days prior to the meeting. Shareholders who, individually or as a group, own at least 5% or €500,000 of our share capital may require that modified or additional items be added to the agenda of the shareholders’ meeting and that these items be published prior to the shareholders’ meeting. For each new item, the requesting shareholders shall either provide an explanation of the requested change or submit a specific voting proposal (Beschlussvorlage) with respect to such new item. Any request for an amendment of the agenda of the shareholders’ meeting must be received, for periods in which we are not admitted to trading on a regulated market but only on a multilateral trading facility, by us within 24 days prior to the shareholders’ meeting. The Company must publish any requests for the amendment of the agenda of the shareholders’ meeting immediately.

Under German law, our annual general shareholders’ meeting must take place within the first eight months of each financial year. Among other things, the general shareholders’ meeting is required to decide on the following issues:

•	use of our annual net profit determined in accordance with German generally accepted accounting principles;

•	discharge or ratification of the actions taken by the members of our management board and our supervisory board;

•	the approval of our statutory auditors;

•	increases or decreases in our share capital;

•	the election of supervisory board members; and

•	to the extent legally required, the approval of our financial statements.

Each ordinary share grants one vote in a shareholders’ meeting. Voting rights may be exercised by authorized proxies, which may be appointed by the Company (Stimmrechtsvertreter). The granting of a power of attorney must be made in text form. Generally, the shareholder or an authorized proxy must be present at the shareholders’ meeting to cast a vote.

Our articles of association provide in Section 18 that the resolutions of the shareholders’ meeting are adopted by a simple majority of the votes cast. To the extent required by law, certain resolutions may need to be approved by a simple or a qualified majority of share capital represented at the shareholders’ meeting, in addition to the majority of votes cast.

Neither German law nor our articles of association provide for a minimum participation requirement to form a quorum at our shareholders’ meetings.

Under German law, certain resolutions of fundamental importance require the vote of at least three quarters of the share capital present or represented in the voting at the time of adoption of the resolution. Resolutions of fundamental importance include, in particular, capital increases with exclusion of subscription rights, capital decreases, the creation of authorized or conditional share capital, the dissolution of a company, a merger into or with another company, split-offs and split-ups, the conclusion of inter-company agreements (Unternehmensverträge), as defined in the German Stock Corporation Act (in particular domination agreements (Beherrschungsverträge), and profit and loss transfer agreements (Ergebnisabführungsverträge)), and a change of the legal form of a company.

Dividends

Under German law, distributions of dividends on shares for a given financial year are generally determined by a process in which the management board and supervisory board submit a proposal to the annual general shareholders’ meeting held in the subsequent financial year and such general shareholders’ meeting adopts a resolution.

German law provides that a resolution concerning dividends and distribution thereof may be adopted only if the company’s unconsolidated annual financial statements prepared in accordance with German GAAP show a net profit. In determining the profit available for distribution, the result for the relevant year must be adjusted for profits and losses brought forward from the previous year and for withdrawals from or transfers to reserves. Certain reserves are required by law and must be deducted when calculating the profit available for distribution.

Shareholders participate in profit distributions in proportion to the number of shares they hold. Dividends on shares resolved by the general shareholders’ meeting are paid annually, shortly after the general shareholders’ meeting, in accordance with the German Stock Corporation Act and the rules of the respective clearing system. Dividend payment claims are subject to a three-year statute of limitation.

We have never declared or paid any dividends to our shareholders and, as of the date of this Annual Report, have no intention to declare or pay any dividends in the foreseeable future.

Liquidation Rights

Apart from liquidation as a result of insolvency proceedings, we may be liquidated only with a vote of the holders of at least three-quarters of the share capital represented at the shareholders’ meeting at which such a vote is taken. If we are liquidated, any assets remaining after all of our liabilities have been paid off would be distributed among our shareholders in proportion to their holdings in accordance with German statutory law. The German Stock Corporation Act provides certain protections for creditors which must be observed in the event of liquidation.

Authorization to Acquire Our Own Shares

We may not acquire our own shares unless authorized by the shareholders’ meeting or in other very limited circumstances as set out in the German Stock Corporation Act. Shareholders may not grant a share repurchase authorization lasting for more than five years. The German Stock Corporation Act generally limits repurchases to 10% of our share capital and resales must generally be made either on a stock exchange, in a manner that treats all shareholders equally, or in accordance with the rules that apply to subscription rights relating to a capital increase.

Squeeze-Out of Minority Shareholders

Under German law, the shareholders’ meeting of a stock corporation may resolve upon request of a shareholder that holds at least 95% of the share capital that the shares held by any remaining minority shareholders be transferred to this shareholder against payment of “adequate cash compensation” (Ausschluss von Minderheitsaktionären). This amount must take into account the full value of the company at the time of the resolution, which is generally determined using the future earnings value method (Ertragswertmethode).

A squeeze-out in the context of a merger (umwandlungsrechtlicher Squeeze-Out) only requires a majority shareholder to hold at least 90% of the share capital.

Shareholder Notification Requirements

In accordance with the provisions of the German Stock Corporation Act (Aktiengesetz), an enterprise has to inform a stock corporation (Aktiengesellschaft) without undue delay and in writing when its shares held in the share capital exceed or fall below 25% and/or 50%, respectively, in the capital or voting rights. Following receipt of the written notification, the corporation has to publish this information immediately in the relevant publication media.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver the ADSs. Every four ADSs will represent one ordinary share (or a right to receive one ordinary share) deposited with The Bank of New York Mellon SA/NV as custodian for the depositary in Germany. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, NY 10286.

You may hold ADSs either (i) directly (a) by having an American Depositary Receipt, or an ADR, which is a certificate evidencing a specific number of ADSs registered in your name, or (b) by having uncertificated ADSs registered in your name, or (ii) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, or an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. German law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided under “Where You Can Find More Information.”

Dividends and Other Distributions

How will ADS holders receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends, or other distributions it or the custodian receives in respect of ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay in respect of our ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole

U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares that would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with other cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer. We cannot assure you that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of our ordinary shares or be able to exercise such rights at all.

Other distributions. The depositary will send to ADS holders anything else we distribute in respect of deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with other cash, or it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make in respect of our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do ADS holders vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Germany and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the ordinary shares. However, you may not know about the shareholders’ meeting enough in advance to withdraw the ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the ordinary shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the shareholders’ meeting date.

Fees and Expenses

Persons Depositing or Withdrawing Shares or ADS Holders Must Pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable and facsimile transmissions (when expressly provided in the deposit agreement)

Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian must pay in respect of any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates (which may include the custodian) and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement and will not be liable for any direct or indirect losses associated with the rate. The methodology used to determine exchange rates used in currency conversions is available upon request. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable in respect of your ADSs or in respect of the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•

we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions in respect of deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions in respect of deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we exercise or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution in respect of deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution in respect of ADSs, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System (“DRS”) and Profile Modification System (“Profile”) will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary oppose a jury trial demand based on the waiver, the court would determine whether the waiver is enforceable in the facts and circumstances of that case in accordance with applicable case law. By agreeing to this jury trial waiver provision, however, ADS holders will not be deemed to have waived our or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Exclusive Forum Provisions for Certain U.S. Securities Law Claims

The deposit agreement provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any claim arising under the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated pursuant to such statutes relating to our ordinary shares or the ADSs that is asserted by a holder or beneficial owner of ADSs. Any person or entity purchasing or otherwise acquiring any direct or indirect interest in ADSs shall be deemed to have notice of and consented to this exclusive forum provision.